UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2009

DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-4018	53-0257888
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
280 Park Avenue
New York, NY 10017
(Address of Principal Executive Offices)
(212) 922-1640
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 8, 2009, Dover Corporation (the “Company”) issued a press release announcing that it has hired Brad M. Cerepak, age 50, to replace its retiring Chief Financial Officer, Robert G. Kuhbach, age 62. Mr. Kuhbach will step down from his positions as Vice President, Finance on June 8, 2009 and as Chief Financial Officer on July 31, 2009, as Mr. Cerepak assumes these positions. Mr. Kuhbach will assist in the transition and is expected to continue as a Vice President in a senior advisory capacity until later in the year.
Prior to joining the Company, Mr. Cerepak was Vice President and Controller of Trane, Inc. (formerly American Standard Company) from 2005 through mid-2008 and from 2003 through 2005 was the Chief Financial Officer and Vice President, Strategic Planning, Bath and Kitchen, at American Standard. Prior thereto, Mr. Cerepak held several positions with Honeywell International, Inc. (formerly Allied Signal), most recently as Vice President and Chief Financial Officer, Automation and Control Solutions.
Mr. Cerepak’s compensation arrangements include an annual salary of $525,000 and a target annual bonus of 80% of his salary. Mr. Cerepak will receive a one-time grant of SSARs covering the number of shares that equals two times his annual salary divided by the closing market price of the Company’s common stock on June 8, 2009, his start date with the Company.
Effective July 10, 2009, David J. Ropp, Vice President of the Company and Chief Executive Officer of Dover Industrial Products, Inc. will retire after 11 years with Dover. In recognition of his service to Dover, he will receive a bonus of $1,416,250. Upon his retirement, Tom Giacomini, Vice President of the Company and currently President of Dover Industrial Products, Inc., will be promoted to President and Chief Executive Officer of Dover Industrial Products, Inc.

Item 9.01	Financial Statements and Exhibits
(d) The following exhibit is filed as part of this report:
99.1	Press release of Dover Corporation dated June 8, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2009	DOVER CORPORATION (Registrant)
	By:	/s/ Joseph W. Schmidt
Joseph W. Schmidt
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Dover Corporation dated June 8, 2009